UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 19, 2001


                    Federal Agricultural Mortgage Corporation
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)


       Federally chartered
        instrumentality of
        the United States               0-17440           52-1578738
  -----------------------------       ------------     ----------------
 (State or other jurisdiction of      (Commission      (I.R.S. Employer
 incorporation or organization)       File Number)    Identification No.)



 919 18th Street, N.W., Suite 200, Washington, DC             20006
 ------------------------------------------------          ------------
    (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No Change
                                   ----------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a)   Not applicable.

      (b)   Not applicable.

      (c)   Exhibits:

                  99    Press release dated July 19, 2001.

Item 9.  Regulation FD Disclosure.

     On July 19, 2001, the Registrant issued a press release announcing the Registrant's financial results for second quarter 2001. The press release is filed as Exhibit 99 hereto and incorporated herein by reference.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Nancy E. Corsiglia
                                       ---------------------------------
                                        Name:   Nancy E. Corsiglia
                                        Title:  Vice President - Finance




Dated:      July 20, 2001

                                  EXHIBIT INDEX

Exhibit No.                   Description                           Page No.
-----------                   -----------                           --------

99                           Press Release Dated July 19, 2001          5

                                                                    Exhibit 99

 FOR IMMEDIATE RELEASE                                       CONTACT
---------------------                                       -------
July 19, 2001                                              Tom Clark
                                                           202-872-7700


                    Farmer Mac Posts Record Quarterly Results
             Operating Earnings Per Share Up 45% for Second Quarter

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGMA) today announced diluted operating earnings per share of $0.32 for second quarter 2001, a new record reflecting a 45 percent increase over second quarter 2000 diluted earnings per share of $0.22. Operating income was $3.7 million for the quarter and $6.9 million year-to-date, compared to $2.5 million and $4.8 million for the same periods in 2000. Operating income, revenue, and earnings per share are measures that exclude the cumulative effect of the change in accounting principles recognized on January 1, 2001 under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), and its ongoing effects during 2001, in order to present measures consistent with prior presentations. Net income for second quarter 2001 did not differ materially from operating income. Net income for first quarter 2001, including the cumulative and ongoing effects of FAS 133 during the quarter, was $2.2 million or $0.18 per share.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman observed, "During the quarter, Farmer Mac entered into several Long-Term Standby Purchase Commitment ("LTSPC") transactions, totaling approximately $500 million, while the daily volume of loan purchases in both the Farmer Mac I cash window and Farmer Mac II programs continued at an increasing pace, which delivered a record level of combined quarterly guarantee volume. At the end of the quarter, outstanding guarantee volume for all Farmer Mac programs was at a new high of $3.8 billion, up 50 percent over the year-earlier level. The growth in Farmer Mac's revenue stream of guarantee fee and net interest income, as well as controlled expenses, carried Farmer Mac to record earnings."

     "Our flexibility to meet the changing and growing needs of agricultural lenders, through our current products and those under development, has allowed Farmer Mac to expand its market share and make additions to its core business that should provide a stable revenue stream for years to come. While Farmer Mac is certainly pleased to report a record level of business volume for the quarter, the timing and size of our transactions will continue to vary. Accordingly, our focus for measuring Farmer Mac's success remains on year-to-year growth in the cumulative portfolio of guarantees - not the shorter-term timing of those transactions. Operationally, we continue to stress the prudent management of our assets, growth of our market presence, and delivery of value to America's farmers and ranchers, our participating sellers, and our stockholders."

     "Taking fair account of the current stress in the agricultural economy, we continue to believe Farmer Mac is on track to meet or exceed market analyst projections as of the date of this release for its financial performance in 2001."

     "Farmer Mac is especially pleased to note that, as of June 30, 2001, its Class C common stock has been added to the Russell 3000(R) Equity Index, a leading investment ranking of U.S. stocks compiled by the Frank Russell Company. The Russell 3000(R) index lists the 3,000 largest U.S. stocks and ranks them by market capitalization. The addition of the Farmer Mac Class C common stock was part of the annual reconstitution of the Russell indices."


Net Interest Income

     Net interest income was $6.4 million for second quarter 2001 and $11.9 million for the year-to-date, compared to $4.2 million and $8.9 million for the same periods in 2000. The net interest yield, exclusive of guarantee fees, was
0.82 percent for second quarter 2001, compared to 0.67 percent for first quarter 2001 and 0.61 percent for second quarter 2000. Net interest income and net interest yield for second quarter 2001 benefited from one-time increases resulting from yield maintenance payments received in conjunction with prepayments on loans. Excluding these items, net interest income and the net interest yield for second quarter 2001 remained strong at $6.1 million and 0.78 percent, respectively, as a result of the continued emphasis on sound financial management strategies.

Other Income

     Other income, which is comprised of guarantee fee income and miscellaneous income, totaled $3.8 million for second quarter 2001 and $7.4 million for year-to-date 2001, compared to $2.7 million and $5.5 million, respectively, in 2000. Guarantee fee income, the largest component of other income, was $3.7 million for second quarter 2001 and $7.1 million for year-to-date 2001, compared to $2.8 million for second quarter 2000 and $3.4 million for first quarter 2001. The relative increases in guarantee fees reflect an increase in the average balance of outstanding guarantees. Miscellaneous income was $116,000 for second quarter 2001, compared to a loss of $10,000 and income of $166,000 for second quarter 2000 and first quarter 2001, respectively.

Operating Expenses

     During second quarter 2001, operating expenses totaled $2.8 million, compared to $2.1 million for second quarter 2000 and $2.6 million for first quarter 2001. Operating expenses as a percentage of operating revenues edged down to 28 percent, compared to 30 percent and 29 percent, respectively, in the prior periods.

Credit

     As of June 30, 2001, Farmer Mac I loans purchased or guaranteed after the enactment in 1996 of changes to Farmer Mac's statutory charter ("post-1996 Act loans") that were 90 days or more past due, in foreclosure or in bankruptcy represented 1.72 percent of the principal balance of all post-1996 Act loans, compared to 1.25 percent as of June 30, 2000 and 2.62 percent as of March 31, 2001. (Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans; pre-1996 Act loans are supported by mandatory 10 percent subordinated interests that mitigate Farmer Mac's credit exposure.) Farmer Mac anticipates fluctuations in the delinquency rate from quarter to quarter, with higher levels likely to be reported at the end of the first and third quarters of each year due to the semiannual payment characteristics of most Farmer Mac loans. The year-over-year increase is reflective of liquidity issues in the agricultural sector in general and a decline in real estate values related to commodities that do not directly benefit from direct governmental payments to the agricultural sector.

     Total direct governmental payments to the agricultural sector for 2000, as estimated by the U.S. Department of Agriculture ("USDA"), were a record $22.9 billion, resulting in net cash farm income levels during 2000 significantly above the decade (1991-2000) average. The federal income support is not allocated equally to producers of all agricultural commodities, however, and farmers and ranchers producing agricultural commodities that receive significant federal income support should have greater liquidity than those who do not receive payments. USDA currently forecasts net cash farm income for 2001 to be below the decade average. That forecast, however, does not take into account additional support for agriculture that was included in the federal budget. It is generally expected that at least $5.5 billion of additional federal support will be provided to the agricultural sector in 2001, although the specific amount has not yet been determined.

     As of June 30, 2001, the weighted-average original loan-to-value ratio for all post-1996 Act loans was 50.3 percent. Although Farmer Mac expects to recognize losses on the existing post-1996 Act delinquent loans, management believes those losses are adequately covered by the reserve for losses, based on the value of the collateral securing the loans. Management further believes that the delinquent loans have current loan-to-value ratios that adequately protect against losses at liquidation, with the exception of certain loans that are secured in whole or in part by depreciable assets or by real estate planted with commodities that do not directly benefit from direct governmental payments to the agricultural sector. Those instances may result in Farmer Mac incurring losses upon loan liquidation, such as the $600,000 in losses recognized on delinquent loans during second quarter 2001. Farmer Mac's provision for principal and interest losses was $1.4 million for second quarter 2001, compared to $1.1 million for second quarter 2000 and $1.4 million for first quarter 2001. As of June 30, 2001, Farmer Mac's net reserve for losses totaled $13.2 million, or 0.43 percent of outstanding post-1996 Act loans, compared to $12.4 million (0.49 percent) as of March 31, 2001 and $9.0 million (0.46 percent) as of June 30, 2000.

Provision for Income Taxes

     The provision for income taxes totaled $2.1 million for second quarter 2001 and $3.7 million year-to-date, compared to $1.4 million and $2.7 million for the same periods in 2000. Farmer Mac's effective tax rate for each quarter was approximately 35.5 percent.

Capital

     Farmer Mac's statutory core capital totaled $110.6 million as of June 30, 2001, compared to $101.2 million as of December 31, 2000 and $104.8 million as of March 31, 2001. The core capital balance as of June 30, 2001 exceeded Farmer Mac's statutory minimum capital requirement by approximately $7.3 million.

     On April 12, 2001, the Farm Credit Administration ("FCA") issued its final risk-based capital regulation for Farmer Mac. The regulation became effective on May 23, 2001, and Farmer Mac will be required to meet the risk-based capital standards by May 23, 2002. As noted in our June 12, 2000 comment letter to the FCA on the proposed regulation, Farmer Mac believes that certain significant aspects of the risk-based capital regulation do not comply with the authorizing statute. The economic model incorporated in the regulation is extremely complex, and we are still analyzing its potential effects. We have requested that FCA assist us in understanding the operation of the regulation and the model. If unchanged, the regulation - particularly those provisions that suggest to us that the FCA went outside the authorizing statute - could lead to an increase in the capital requirement for certain newly guaranteed off-balance sheet program assets and so alter Farmer Mac's strategic plan for future growth. While we are at this time uncertain whether the regulation, as issued, would alter that strategic plan, we expect that any issues raised by the regulation will be resolved in accordance with the authorizing statute before Farmer Mac is required to meet the risk-based capital standards.

     Average return on equity, excluding the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, and FAS 133, moved up to 13.8 percent for second quarter 2001, compared to 10.6 percent for second quarter 2000 and 12.3 percent for first quarter 2001.

Financial Statement Effects of FAS 133

     During second quarter 2001, the net after-tax charge against earnings resulting from FAS 133 was $102,000, and the net after-tax increase to other comprehensive income was $3.3 million. For first quarter 2001, the net after-tax charge against earnings and the reduction to other comprehensive income were $380,000 and $3.6 million, respectively. Management believes that reporting financial results by reference to operating income, revenues, and earnings per share (excluding the effects of FAS 133) provides a more accurate comparison of Farmer Mac's financial performance to previous presentations.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements reflecting management's current expectations for Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates, and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include: (1) uncertainties regarding the rate and direction of the development of the secondary market for agricultural mortgage loans; (2) uncertainties in the agricultural economy resulting from low commodity prices, weak demand for U.S. agricultural products, and crop damage from natural disasters; (3) uncertainties as to the intended operation of the risk-based capital standards promulgated by FCA in the second quarter of 2001, which Farmer Mac is required to comply with by May 23, 2002; and (4) the implementation of additional statutory or regulatory restrictions applicable to Farmer Mac or restrictions on Farmer Mac's investment authority. These and other factors are discussed in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission on May 15, 2001. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for U.S. Department of Agriculture guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock Exchange under the symbols AGM and AGMA, respectively. Additional information about Farmer Mac (as well as the Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. An audio recording of the conference call to discuss Farmer Mac's second quarter 2001 earnings and this press release will be available on Farmer Mac's website after 2 p.m. eastern time, Friday, July 20, 2001.

                                          * * * *


                                     Federal Agricultural Mortgage Corporation
                                          Consolidated Balance Sheets
                                                 (in thousands)

                                                          June 30,          December 31,          June 30,
                                                            2001                2000                2000
                                                      ------------------ -------------------- --------------
                                                         (unaudited)          (audited)          (unaudited)
 Assets:
   Cash and cash equivalents                              $ 473,546            $ 537,871          $ 372,458
   Investment securities                                    890,065              836,757            903,205
   Farmer Mac guaranteed securities                       1,698,207            1,679,993          1,347,035
   Loans                                                     79,089               30,279             18,714
   Financial derivatives                                        625                    -                  -
   Interest receivable                                       48,851               55,681             42,650
   Guarantee fees receivable                                  4,594                5,494              3,944
   Prepaid expenses and other assets                         14,104               14,824             15,314
                                                    ---------------- -------------------- ------------------
    Total assets                                        $ 3,209,081          $ 3,160,899        $ 2,703,320
                                                    ---------------- -------------------- ------------------

 Liabilities and stockholders' equity:
   Notes payable:
    Due within one year                                 $ 2,280,276          $ 2,201,691        $ 1,832,888
    Due after one year                                      759,544              767,492            741,251
                                                    ---------------- -------------------- ------------------
     Total notes payable                                  3,039,820            2,969,183          2,574,139

   Financial derivatives                                     14,767                    -                  -
   Accrued interest payable                                  22,121               20,852             19,616
   Accounts payable and accrued expenses                      8,508               26,880              7,138
   Reserve for losses                                        13,180               11,323              8,958
                                                    ---------------- -------------------- ------------------
    Total liabilities                                     3,098,396            3,028,238          2,609,851

   Stockholders' equity                                     110,685              132,661             93,469
                                                    ---------------- -------------------- ------------------
    Total liabilities and stockholders' equity          $ 3,209,081          $ 3,160,899        $ 2,703,320
                                                    ---------------- -------------------- ------------------




                                     Federal Agricultural Mortgage Corporation
                                       Consolidated Statements of Operations


                                                             Quarter Ended                   Six Months Ended
                                                 ----------------------------------- -------------------------------
                                                     June 30,          June 30,         June 30,       June 30,
                                                       2001              2000             2001           2000
                                                 ----------------- ----------------- --------------- --------------
                                                                   (in thousands, except per share amounts)
 Interest income:
  Investments and cash equivalents                  $ 17,148          $ 23,040        $ 38,236        $ 44,998
  Farmer Mac guaranteed securities                    28,481            23,398          57,221          45,092
  Loans                                                  740               506           1,343           1,746
                                                 ----------------- ----------------- ---------------  --------------
 Total interest income                                 46,369            46,944          96,800          91,836

 Interest expense                                      39,947            42,700          84,925          82,976
                                                 ----------------- ----------------- ---------------  --------------
 Net interest income                                    6,422             4,244          11,875           8,860

 Gains/(Losses) on financial derivatives
  and trading assets                                    (159)                -            (748)              -
 Other income:
  Guarantee fees                                       3,669             2,755           7,097           5,337
  Miscellaneous                                          116               (10)            282             172
                                                 ----------------- ----------------- ---------------  --------------
 Total other income                                    3,785             2,745           7,379           5,509
                                                 ----------------- ----------------- ---------------  --------------
 Total revenues                                       10,048             6,989          18,506          14,369
 Expenses:
  Compensation and employee benefits                   1,496             1,065           2,733           2,316
  Regulatory fees                                        245               151             468             301
  General and administrative                           1,107               882           2,252           1,889
                                                 ----------------- ----------------- ---------------  --------------
 Total operating expenses                              2,848             2,098           5,453           4,506
  Provision for losses                                 1,394             1,057           2,777           2,374
                                                 ----------------- ----------------- ---------------  --------------
 Total expenses                                        4,242             3,155           8,230           6,880
                                                 ----------------- ----------------- ---------------  --------------
 Income before income taxes                            5,806             3,834          10,276           7,489

 Income tax provision                                  2,091             1,362           3,679           2,659
                                                 ----------------- ----------------- ---------------  --------------
 Net income before cumulative effect                   3,715             2,472           6,597           4,830
 Cumulative effect of change
  in accounting principles, net of tax                     -                 -            (726)              -
                                                 ----------------- ----------------- ---------------  --------------
 Net income                                          $ 3,715           $ 2,472         $ 5,871         $ 4,830
                                                 ----------------- ----------------- -------------------------------

 Earnings per share:
    Basic earnings per share                          $ 0.33            $ 0.22          $ 0.52          $ 0.44
    Diluted earnings per share                        $ 0.32            $ 0.22          $ 0.50          $ 0.43
 Earnings per share excluding cumulative effect
  of change in accounting principles:
    Basic earnings per share                          $ 0.33            $ 0.22          $ 0.59          $ 0.44
    Diluted earnings per share                        $ 0.32            $ 0.22          $ 0.57          $ 0.43
 Operating earnings per share:*
    Basic earnings per share                          $ 0.33            $ 0.22          $ 0.61          $ 0.44
    Diluted earnings per share                        $ 0.32            $ 0.22          $ 0.59          $ 0.43


 * operating earnings per share excludes the cumulative effect of FAS 133 and its ongoing effects during 2001.



                    Federal Agricultural Mortgage Corporation
                            Supplemental Information


      The following tables present quarterly information regarding: loan purchases and guarantees, outstanding guarantees, and delinquencies.

                          Farmer Mac Purchases and Guarantees
------------------------------------------------------------------------------------------
                                     Farmer Mac I
                             --------------------------
                               Loans & AMBS      LTSPC       Farmer Mac II        Total
                              --------------    -------     ---------------    -----------
                                                   (in thousands)
 For the quarter ended:

   June 30, 2001                 $ 85,439      $ 499,508        $ 57,012       $ 641,959
   March 31, 2001                  48,600         49,695          47,707         146,002
   December 31, 2000               45,727        180,502          36,029         262,258
   September 30, 2000             292,658        158,291          40,036         490,985
   June 30, 2000                   45,578         34,409          94,870         174,857
   March 31, 2000                  58,283              -          22,570          80,853
   December 31, 1999              168,828        229,984          18,511         417,323


 For the year ended:
   December 31, 2000              442,246        373,202         193,505       1,008,953
   December 31, 1999              568,236        637,685         116,148       1,322,069







                                                         Outstanding Guarantees (1)
--------------------------------------------------------------------------------------------------------------------------
                                           Farmer Mac I
                           ---------------------------------------------
                                    Post-1996 Act
                           ------------------------------
                             Loans & AMBS(2)     LTSPC     Pre-1996 Act   Farmer Mac II      Total    Held in Portfolio(3)
                           ------------------ ----------- -------------- ---------------  ---------- ---------------------
                                                               (in thousands)
 As of:
  June 30, 2001               $1,572,800      $1,537,061     $ 65,709     $ 579,251       $3,754,821     $1,763,676
  March 31, 2001               1,466,443       1,083,528       72,646       549,003        3,171,620      1,648,896
  December 31, 2000            1,615,914         862,804       83,513       517,703        3,079,934      1,581,905
  September 30, 2000           1,621,516         707,850       92,536       491,820        2,913,722      1,571,315
  June 30, 2000                1,354,623         575,143      100,414       467,352        2,497,532      1,292,359
  March 31, 2000               1,310,710         551,423      107,403       387,992        2,357,528      1,268,889
  December 31, 1999            1,266,522         575,097      118,214       383,266        2,343,099      1,237,623





                                                  Farmer Mac I Delinquencies (4)

                                                                               |     Distribution of Post-1996
                            Post-1996       Pre-1996                           |       Act Delinquencies by
   As of:                      Act             Act           Total             |      UPB as of June 30, 2001
                          ------------------------------ ---------------       |   -------------------------------
                                                                               |    (original loan-to-value ratio)
   June 30, 2001              1.72%           3.69%          1.77%             |      0.00% to 40.00%        6%
   March 31, 2001             2.62%           5.83%          2.72%             |     40.01% to 50.00%       11%
   December 31, 2000          1.25%           6.49%          1.44%             |     50.01% to 60.00%       37%
   September 30, 2000         1.80%           5.55%          1.96%             |     60.01% to 70.00%       46%
   June 30, 2000              1.25%           4.12%          1.41%             |     70.01% to 80.00%        0%
   March 31, 2000             1.45%           4.89%          1.65%             |                        ----------
                                                                                                Total      100%
                                                                                                        ----------

(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S.
     Department of Agriculture.

(2)  Periods prior to June 30, 2001 include only AMBS.

(3)  Included in total outstanding guarantees.

(4)  Includes loans 90 days or more past due, in foreclosure or in bankruptcy.